Merrill Lynch Utility Income Fund, Inc.
October 16, 1996
Page 1






           SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN, LLP
                        919 Third Avenue
                 New York, New York  10022-9998



                                   October 16, 1996



Merrill Lynch Utility Income Fund, Inc.
P.O. Box 9011
Princeton, New Jersey  08543-9011

Dear Sirs:

          Merrill Lynch Utility Income Fund, Inc., a
Maryland corporation (the "Fund"), is filing with the Securities and Exchange Commission a Rule
24f-2 Notice containing the information specified in paragraph (b)(1) of Rule 24f-2 under the Investment Company Act of 1940 (the "Rule").
The effect of the Rule 24f-2 Notice, when accompanied by this Opinion and by thefiling fee, if applicable, payable as prescribed by paragraph (c) of the Rule, will be to make definite in number the number of shares sold by the Fund during its fiscal year ended August 31,1996 in reliance upon the Rule
(the "Rule 24f-2 Shares").

          We have served as counsel to the Fund since its inception and have participated in various corporate and other proceedings relating to the Fund and to the Rule 24f-2 Shares. We have examined copies, either certified or otherwise proven to our satisfaction to be genuine, of its Charter and By-laws, ascurrently in effect, and have received a Certificate of Good Standing dated October 15, 1996 from the Department of Assessments and Taxation of the State of Maryland certifying the existence and good standing of the Fund. We have also reviewed the form of the Rule
24f-2 Notice being filed by the Fund. We are generally familiar with the business affairs of the Fund.

          The Fund has advised us that the Rule 24f-2
Shares were sold in the manner contemplated by the prospectus of the Fund current and effective under the Securities Act of 1933 at the time of sale, that the Rule 24f-2 Shares were sold in numbers within the limits prescribed by the Charter of the Fund, and that the Fund received with respect to the Rule
24f-2 Shares consideration in an amount of not less than the par value thereof as required by the laws of Maryland and not less than the net asset value thereof as required by the Investment Company Act of 1940.

          Based upon the foregoing, it is our opinion that:

          1. The Fund has been organized and is legally existing under the laws of the State of Maryland.

          2. The Fund is authorized to issue an unlimited number of shares.

          3. The Rule 24f-2 Shares were legally issued and are fully paid and non-assessable.

          We are members of the Bar of the State of New York and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the State of New York. We note that we are not licensed to practice law in the State of Maryland, and to the extent that any opinion herein involves the law of Maryland, such opinion should be understood to be based solely upon our review of the documents referred to above, the published statutes of the State of Maryland, and where applicable, published cases, rules or regulations of regulatory bodies of that State.
We hereby consent to the filing of this Opinion with the Securities and Exchange Commission together with the Rule 24f-2 Notice of the Fund, and to the filing of this Opinion under the securities laws of any state.

                              Very truly yours,



                              /s/Shereff, Friedman, Hoffman &
Goodman, LLP
                              Shereff, Friedman, Hoffman &
Goodman, llp

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